UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2015 (March 11, 2015)

PETSMART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21888	94-3024325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19601 North 27th Avenue, Phoenix, Arizona	85027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 580-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On March 11, 2015, PetSmart, Inc., a Delaware corporation (the “Company”), completed its previously announced merger (the “Merger”) with Argos Merger Sub Inc. ( “Merger Sub”), a wholly owned subsidiary of Argos Holdings Inc. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 2014 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Company was the surviving corporation in the Merger, and, as a result, is now a wholly owned subsidiary of Parent. Parent is indirectly controlled by a consortium including funds advised by BC Partners, Inc., La Caisse de dépôt et placement du Québec, affiliates of GIC Special Investments Pte Ltd, affiliates of StepStone Group LP and Longview Asset Management, LLC.

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in the Introductory Note of this report is incorporated herein by reference.

Term Loan Facility. On March 11, 2015, Parent, Merger Sub and the Company, entered into, or by merger became parties to, a Credit Agreement, dated as of March 10, 2015 (the “Credit Agreement”), with the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent. On that date, pursuant to the Credit Agreement, the lenders extended to Merger Sub (which was merged with and into the Company on such date), as borrower (the “Borrower”) thereunder, $4.3 billion aggregate principal amount of term loans.

Borrowings under the term loan facility bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower’s option, either (a) a base rate or (b) a LIBOR rate subject to interest rate floors.

The term loan facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of such term loan facility, with the balance being payable on the date that is seven years after the closing of the facility. Outstanding term loans are subject to mandatory prepayment with specified excess cash flows and the net cash proceeds of specified asset sales and other dispositions of property and of specified incurrences of debt.

Parent and substantially all of the domestic subsidiaries of the Company guarantee the borrowings under the Credit Agreement. All obligations under the Credit Agreement and the related guarantees are secured by a perfected first-priority or second-priority security interest, as applicable, in substantially all of the tangible and intangible assets of the Company and the guarantors as well as a perfected first-priority pledge of the equity interests of the Company, all of the equity interests of the domestic subsidiaries of the Company and 65% of the equity interests of the first tier foreign subsidiaries of the Company (the first lien collateral, collectively, the “Term Loan Collateral”).

The Credit Agreement contains negative and affirmative covenants, events of default and repayment and prepayment provisions customarily applicable to senior secured credit facilities.

ABL Facility. On March 11, 2015, Parent, Merger Sub, the Company and PETM CanadaCorporation, an indirect subsidiary of the Company (the “Canadian Borrower”, together with the Company, the “ABL Borrowers”), entered into, or by merger became parties to, an ABL Credit Agreement, dated as of March 10, 2015 (the “ABL Credit Agreement”), with the lenders party thereto and Citibank N.A., as administrative agent. Pursuant to the ABL Credit Agreement, the lenders have extended to the Company and the Canadian Borrower, as borrowers (the “ABL Borrowers”) thereunder, a revolving credit facility in the maximum aggregate principal amount of $750 million, subject to borrowing base capacity (the “ABL facility”). The ABL facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice under swingline loans. On March 10, 2015, the U.S. Borrower rolled approximately $79.5 million of letters of credit previously outstanding under its previous revolving credit facility into the ABL Facility and as of such date such letters of credit were deemed issued under the ABL Facility.

Borrowings under the ABL facility bear interest at a rate per annum equal to an applicable margin, plus, at the ABL Borrowers’ option, either (a) a base rate, (b) a LIBOR rate or (c) certain other applicable rates. From and after the delivery by the ABL Borrowers to the administrative agent of a borrowing base certificate for the first full fiscal quarter completed after the closing of the ABL facility, the applicable margin under the ABL facility will be determined based on excess liquidity as a percentage of the maximum borrowing amount under the ABL facility.

In addition to paying interest on outstanding principal under the ABL facility, the ABL Borrowers are required to pay customary commitment and letter of credit fees.

Principal amounts outstanding under the ABL facility will be due and payable in full at maturity, five years from the closing of the facility.

Parent and substantially all of the domestic subsidiaries of the Company guarantee the obligations of the U.S. Borrower under the ABL facility, and certain foreign subsidiaries of the Company organized in Canada and Puerto Rico (in addition to each entity guaranteeing the obligations of the U.S. Borrower) guarantee the obligations of the Canadian Borrower. Subject to certain exceptions, all obligations under the ABL facility and the related guarantees are secured by a perfected first-priority security interest in substantially all of the tangible and intangible assets (other than the Term Loan Collateral) (the “ABL Collateral”) of Parent,, the ABL Borrowers and the guarantors as well as a perfected junior-priority security interest in the Term Loan Collateral.

The ABL facility contains negative and affirmative covenants, events of default and repayment and prepayment provisions customarily applicable to asset-based senior credit facilities.

Senior Notes. On March 4, 2015, Merger Sub issued $1,900,000,000 aggregate principal amount of 7.125% Senior Notes due 2023 (the “Notes”) pursuant to the Indenture, dated as of March 4, 2015 (the “Initial Indenture”), by and between Merger Sub and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Initial Indenture was supplemented by the Supplemental Indenture, dated as of March 11, 2015 (the “Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”), entered into upon consummation of the Merger, among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee. Upon the consummation of the Merger, the Company assumed Merger Sub’s obligations under the Notes and the Indenture.

The Notes will mature on March 15, 2023. Interest on the Notes is payable semi-annually in arrears in cash on March 15 and September 15 of each year, commencing on September 15, 2015.

The Notes are, and will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s existing and future wholly-owned domestic restricted subsidiaries that guarantee the Company’s obligations under the new term loan facility or certain capital markets debt or certain term loans.

The Notes and the guarantees are the Company’s and the Guarantors’ senior unsecured obligations and rank senior in right of payment to any future subordinated indebtedness of the Company and the Guarantors; rank pari passu in right of payment with all existing and future senior indebtedness of the Company and the Guarantors; are effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors (including indebtedness under the new credit facilities described above) to the extent of the value of the assets securing such indebtedness; and are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of the Company’s non-guarantor subsidiaries, including indebtedness of certain of the Company’s Puerto Rico and Canadian non-guarantor subsidiaries that are borrowers or guarantors under the ABL facility but not under the Notes or the term loan facility.

The Indenture contains certain customary negative and affirmative covenants, events of default and optional redemption and repurchase provisions.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with the consummation of the Merger, the Company terminated and repaid in full all amounts outstanding pursuant to (i) the Credit Agreement, dated March 23, 2012, among the Company, as lead borrower, the other borrowers named therein, the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent, collateral agent and swingline lender and the other lenders named therein, as amended and (ii) the Letter of Credit Agreement, dated March 23, 2012, among the Company, as lead borrower, the other borrowers named therein, the guarantors named therein, Wells Fargo Bank, National Association, as letter of credit issuer, as amended. No penalties were due in connection with such repayments and terminations.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the consummation of the Merger, the Company, by operation of law, succeeded to all obligations of Merger Sub under the Senior Secured Credit Facilities and in connection with the Notes. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETSMART, INC.

By:	/s/ J. Dale Brunk
Name:	J. Dale Brunk
Title:	Vice President, Deputy General Counsel and Assistant Secretary

Dated: March 11, 2015